Exhibit 99.1

RESOLUTE ENERGY CORPORATION PROVIDES PRODUCTION AND COST GUIDANCE; ANNOUNCES 2017 CAPITAL BUDGET

Denver, Colorado – December 19, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced its 2017 capital budget and issued guidance as to anticipated production and costs for 2017.

2017 Plan highlights:

•	Annual production of 8.7 to 10.2 million barrels of oil equivalent ("MMBoe"), a year-over-year increase of more than 85 percent at the mid-point.
•	Anticipated capital budget of $210 to $240 million with 65 percent expected to be funded internally, balance expected to be funded by revolver borrowings.
•	A two rig drilling program in the Delaware Basin targeting 22 gross (20.8 net) wells; all mid and long length Wolfcamp laterals.
•	Year-end 2017 total debt to Adjusted EBITDA of approximately 3.2 times.
•	Continued improvement in per unit cost metrics for both operating expenses and overhead.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer, commented, “Resolute’s 2017 operating plan focuses on following our successful 2016 performance in the Delaware Basin with a two rig drilling program spudding 22 gross wells.  We have had very strong cash margins and rapid paybacks in our 2016 horizontal Wolfcamp drilling program, driven by superior early-time well performance, and we are excited about adding a second rig to our efforts.  The first rig is continuing to drill, and we expect the second rig to be in the field by mid-January.

“We expect that the 2017 drilling program will be more than 65 percent funded internally, with the balance funded through borrowings under our revolving credit facility.  The 2017 program will accomplish a number of important initiatives for the Company.  We will further delineate our development inventory as we drill wells across our acreage block, conduct multiple spacing tests and complete wells in multiple landing zones in the Wolfcamp A as well as in the Wolfcamp B.  The success of this program will help confirm the more than 300 Wolfcamp A and B development locations we believe exist in our Mustang and Appaloosa project areas.  We expect that substantially all of our acreage will be held by production by the end of 2017.

“We expect that 2016 production will be at the high end of our previously announced guidance range.  Comparing anticipated 2017 production to the high end of 2016 guidance, we expect to see production growth of more than 85 percent, and the associated increase in cash flow and resulting organic delevering will allow us to substantially strengthen our balance sheet.  Based upon our two rig drilling program and assuming commodity pricing outlined below, we anticipate our leverage ratio of total debt to trailing twelve month Adjusted EBITDA will improve to approximately 3.2 times by year end 2017.  These higher levels of lower cost production will also have a significant positive impact on our cost metrics, and we expect that both lease operating expense and overhead measured per Boe of production will decline significantly through the year.”

Richard F. Betz, currently Resolute’s Executive Vice President and Chief Operating Officer and, effective January 1, 2017, Chief Executive Officer, added, “While we will remain intensely focused on delivering the same superior level of execution and cost control demonstrated in 2016, we will also look for opportunities to expand our positon in the core of the Delaware Basin through targeted acquisitions.  With the market’s recognition of the value being created by Resolute, as demonstrated by our recent stock price performance, we are now well positioned to take advantage of these opportunities.  We have one of the best operating teams in the basin and believe that Resolute could deliver the same superior results over a significantly larger operating area.”

Operations Update

At the time of our release on November 7, we had reached TD and were waiting on completion of two mid-length laterals in eastern Mustang, the Uinta 0204H and the Boucher 2 #03H2.  These wells are our first test of 660’ foot (80 acre) spacing in the upper Wolfcamp A.  These wells have been completed sequentially and were opened up simultaneously to flow back on December 12.  Also as of our last release, we were drilling a mid-length lateral in Appaloosa, the Harrison State C20 1402H.  The frac on that well was finished on December 14 and it will commence flowback in the next several days.  The rig has returned to Mustang where it is drilling the second well in our first stacked Wolfcamp A test.  The Renegade L02H well was drilled to 7” casing point in November, and the Renegade U03H well is now drilling in the lateral section.  When finished, the rig will return to the Renegade L02H to complete its lateral to capture the planned drilling efficiencies of this well pair. The wellbores are 330’ apart laterally and have a vertical separation of approximately 175 feet.  We expect to complete these wells sequentially beginning in mid to late January.  With average working interests of 98 percent in these five wells, we expect that they will add meaningfully to our first quarter 2017 production.

As we launch the 2017 drilling program we plan to have one rig working continuously in Appaloosa and the second rig working continuously in Mustang through the year.  Finally, consistent with our ongoing strategy of divesting non-core assets, we continue to work on the disposition of our remaining New Mexico assets and believe that the transaction will close in the first quarter of 2017.

2017 Capital Budget and Production and Cost Guidance

All statements in this press release, including the following guidance, are subject to the cautionary statements and qualifications described below and under the caption "Cautionary Statements."

Capital spending:  Resolute expects to incur capital expenditures of $210 to $240 million in 2017.  At the midpoint of that range, 84 percent of capital spending will be focused on Permian Basin development and nine percent will be focused on maintenance spending and development tests in Aneth Field.  The remaining capital budget will fund corporate level expenditures, including land and certain capitalized expense items.

The primary driver of Permian Basin capital spending is the expansion of our drilling program from one rig to two rigs.  The 2017 Plan assumes that we will drill eighteen Wolfcamp A laterals and four Wolfcamp B laterals.  We plan to drill thirteen mid-length lateral Wolfcamp wells in Mustang (ten Wolfcamp A and three Wolfcamp B), and nine long lateral Wolfcamp wells in Appaloosa (eight Wolfcamp A and one Wolfcamp B).  The plan anticipates $170 million in net drilling, completion, well facility and artificial lift costs.  The 2017 average AFE cost for a long lateral in Appaloosa and a mid-length lateral in Mustang are $9.3 million and $7.9 million, respectively.  Average working interests in Appaloosa and Mustang are 98 percent and 92 percent, respectively.

In order to support production from the proposed drilling program, we will make certain infrastructure investments.  The 2017 Plan includes $7 million for field level facilities and $7 million for electrical infrastructure costs.

As a result of our 2016 sale of midstream assets, earn-out payments are paid to Resolute by Caprock as new wells come on line in Reeves County.  We project to receive approximately $19 million of earn-out payments in 2017, partially offsetting capital expenditures. The capital expenditures forecast in this press release have not been reduced by these expected payments.

Capital expenditures in Aneth Field will total approximately $18 million, of which $12 million will be dedicated to maintenance spending, including CO2 purchases of approximately 28 MMcf per day.  The balance of $6 million will be allocated to de-risking certain development opportunities in the field.

Resolute will evaluate its capital expenditures in relation to its liquidity and cash flow and may adjust its activity and capital spending levels based on acquisitions, changes in commodity prices, the cost of goods and services, production results and other considerations.

Production: 2017 Plan production is anticipated to be between 24,000 and 28,000 Boe per day.  At the mid-point, production would be up more than 85 percent from expected aggregate 2016 production.  The 2017 exit rate is anticipated to be more than 30,000 Boe per day, with more than 24,000 Boe per day coming from Permian Basin.  On a revenue-weighted basis, approximately 90 percent of Resolute’s production is expected to come from sales of oil and natural gas liquids (“NGL”), while on a volume-weighted basis approximately 82 percent is expected to be attributed to oil and NGL.

Lease operating expense: Total lease operating expense for 2017 is expected to be between $90 and $105 million.  At the mid-point, this results in an approximately 51 percent increase in LOE compared to 2016 expenditures reflecting a larger number of wells on line and substantially higher production volumes.  However, on a per-unit basis mid-point lease operating expense is expected to be $10.32 per Boe in 2017 compared to $12.59 in 2016 as we add production from wells drilled in our two rig drilling program in Reeves County.

General and administrative expense: Resolute anticipates that on a per-unit basis net general and administrative expense, at the midpoint of guidance, will be $2.86 per Boe in 2017 compared to $5.35 in 2016.  Total annual net general and administrative expense for 2017 will be between $25 and $29 million, net of COPAS reimbursements, capitalized items, and expenses associated with the Company’s long-term incentive compensation plan.  Actual cash general and administrative expenditures are expected to be between $31 and $36 million, including $6 to $7 million of capitalized costs.

Financial positioning: We expect to refinance our revolving credit facility during the first quarter of 2017, and believe that the borrowing capacity of our asset base is more than sufficient to enable us to fund our 2017 capital program.  Assuming a 2017 average NYMEX oil price of $55.00 per barrel, an average Henry Hub gas price of $3.25 per MMBtu and based on the drilling program outlined above, we expect Adjusted EBITDA to increase materially. As a result of that growth, our year-end 2017 debt to Adjusted EBITDA ratio is expected to be approximately 3.2 times.

Hedging: As of December 2016 approximately 6,300 barrels per day of oil is hedged in 2017.  Of this total, approximately 1,500 barrels per day are covered by swaps with an average strike price of $51.10 per barrel, 3,700 barrels per day are covered by two-way collars with a weighted average floor price of $46.80 and a weighted average ceiling price of $57.63 per barrel, and 1,100 barrels per day are covered by a three-way collar with a short put price of $40.00, a floor price of $50.00, and a ceiling price of $60.10 per barrel.  Approximately 11,600 MMBtu of gas production is hedged in 2017.  Of this total, approximately 2,000 MMBtu per day are covered by swaps with an average strike of $2.81 per MMBtu, 8,100 MMBtu per day are covered by two-way collars with a weighted average floor price of $2.57 and a weighted average ceiling price of $3.43 per MMBtu, and 1,500 MMBtu per day are covered by three-way collars with a weighted average short put price of $2.69, a weighted average floor price of $3.19 and a weighted average ceiling price of $3.75 per MMBtu.  Approximately 300 barrels a day of NGL are subject to swaps with a weighted average strike price of $19.53 per barrel.

Guidance Summary: The following table summarizes Resolute’s financial and operational estimates for the full year 2017.

Projected 2017 production
Annual Mboe:	8,700 - 10,200
Boe per day:	24,000 - 28,000
On a revenue-weighted basis:
Oil	86%
Oil and NGL	90%
On a volume-weighted basis:
Oil	65%
Oil and NGL	82%

Projected 2017 costs
Lease operating expense ($ million)	$90 - $105
General and administrative ($ million, as defined above)	$25 - $29
Projected 2017 capital expenditures ($ million)	$210 - $240

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding our production and cost guidance for 2017; anticipated capital expenditures in 2017 and the sources of such funding; our expectations regarding our development activities and drilling plans, including the location and number of wells drilled; anticipated lease operating expenses and general and administrative expenses; our financial condition and management of the Company in the current commodity price environment; liquidity and capital availability to pursue future drilling programs and development; future financial and operating results; future production (by product), reserve growth and decline rates; future revenues by product; our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; anticipated refinancing of our revolving credit facility and the borrowing capacity of our assets; the potential to divest our New Mexico properties and the timing of such transaction; the prospect for increased production and Adjusted EBITDA; the reduction of our year end 2017 debt to Adjusted EBITDA ratio; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the drilling costs associated with such projects and the timing to reach “held by production” status; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and cyber security risks.  Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement. Lateral lengths of wells described in this release are indicative only.  Actual completed lateral lengths depend on various considerations such as leaseline offsets.  Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid‐length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,500 feet and 8,000 feet.  Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, and the Permian Basin in Texas and New Mexico.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com